Goodrich Petroleum Corporation Announces Agreement To Purchase Producing Properties And Approximately 185,000 Net Acres In The Tuscaloosa Marine Shale Trend For $26.7 Million; Company Also Announces Initial Completion Result Of Its Smith 5-29H No. 1 Well At 1,045 Barrels Of Oil Equivalent Per Day (96% Oil)

HOUSTON, July 22, 2013 /PRNewswire/ --

ACQUISITION

Goodrich Petroleum Corporation (the "Company") today announced it has entered into a definitive agreement to purchase a 66.7% working interest in producing assets and approximately 277,000 gross acres in the Tuscaloosa Marine Shale ("TMS") for $26.7 million, with an effective date of March 1, 2013, subject to customary closing adjustments. The remaining 33.3% working interest owner in the producing assets and leasehold has elected to retain its interest and participate with the Company in developing the assets. The acquisition is subject to customary due diligence and is expected to close on or before August 22, 2013.

The gross oil production associated with the properties averaged approximately 750 barrels of oil per day for March 2013. At closing, the Company will own approximately 320,000 net acres in the TMS when combined with its current position. The Company will prioritize the acreage with the ultimate number of retained acreage to be based on geologic location, timing and amount of lease extension payments, and future rate of development of the play.

The Company plans to fund the acquisition with its senior credit facility, which along with available cash had approximately $190 million of available liquidity pro forma at March 31, 2013. Upon closing of the transaction, the Company's borrowing base will increase by $18 million to $243 million.

WELL RESULT

The Company also announced the completion of its Smith 5-29H-1 (89.5% WI) well in Amite County, Mississippi, approximately 36 miles east of its Crosby well. The well is in the early stage of flowback, and at 6 days and 3% of the frac fluid recovered had a 24-hour average rate of 1,045 barrels of oil equivalent ("BOE") per day comprised of 1,000 barrels of oil and 255 Mcf of gas, on a 14/64" choke. The well has approximately 5,400 feet of usable lateral and was fracture stimulated with 20 stages.

The Company is also participating in the completion of the Anderson 17H-2 (7% WI) and Anderson 17H-3 (7% WI) wells, with results expected within two to three weeks. The Company is currently drilling the CMR/Foster Creek 20-7H-1 (98.5% WI) well, with current plans to keep one rig running in the play through the end of the year. With continued success, the Company will likely accelerate development of the play with a substantial increase in capital allocation in 2014.

Commenting on the acquisition and well result, the Company's CEO Walter G. "Gil" Goodrich stated, "We view this transaction as meaningful for our shareholders as we have added proved developed producing reserves, facilities and infrastructure to leverage off of for future development and more than doubled our acreage position and exposure to the TMS with very little change in our available liquidity. We are encouraged by our latest well result in the TMS, with the lateral placed above the rubble zone and drilled at an estimated cost of approximately $13 million. We anticipate a further reduction in costs going forward as we continue to improve on our drilling efficiencies, as well as utilize multi-well pad drilling, zipper fracs and realize additional service company capacity in the play. With this acquisition and additional well result, we look forward to the potential of creating substantial value for our shareholders and new working interest partner in the TMS."

OTHER INFORMATION

Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. In particular, production from horizontal drilling in shale oil and natural gas resource plays and tight natural gas plays that are stimulated with extensive pressure fracturing are typically characterized by significant early declines in production rates.

Unless otherwise stated, oil production volumes include condensate.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and other subsequent filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange.

CONTACT: Main: (713) 780-9494, Robert C. Turnham, Jr., President; or Jan L. Schott, Chief Financial Officer